Exhibit 21.1

LIST OF SUBSIDIARIES

At the time of this offering, the following entities will become subsidiaries of PBF Energy Inc.:

Name:	Jurisdiction of Incorporation or Organization:
PBF Energy Company LLC	Delaware
PBF Holding Company LLC	Delaware
PBF Services Company LLC	Delaware
PBF Investments LLC	Delaware
Delaware City Refining Company LLC	Delaware
Delaware Pipeline Company LLC	Delaware
PBF Power Marketing LLC	Delaware
Paulsboro Natural Gas Pipeline Company LLC	Delaware
Paulsboro Refining Company LLC	Delaware
Toledo Refining Company LLC	Delaware
PBF Finance Corporation	Delaware